NEWS RELEASE	Exhibit 99.1

HECLA REPORTS Q3 2021 PRODUCTION RESULTS

FOR IMMEDIATE RELEASE

October 12, 2021

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results for the third quarter of 2021.¹

HIGHLIGHTS

●	Silver production of 2.7 million ounces, decreased due to lower grades at Greens Creek based on mine sequencing, partially offset by Lucky Friday production.
●	Gold production of 42,206 ounces, in line with the same period in the prior year.
●	Zinc production decreased due to Greens Creek’s lower grades and lead production increased slightly with Lucky Friday being in full production.
●	Silver equivalent production of 8.4 million ounces or gold equivalent production of 113,998 ounces.[2]
●	Quarter-end cash position exceeds $190 million.

“Lucky Friday and Casa Berardi both delivered strong operational quarters, with Casa Berardi increasing gold production by 13% and Lucky Friday increasing silver production by 31% over last year,” said Phillips S. Baker, Jr., President and CEO. “Greens Creek had a good quarter but was down compared to an exceptional 2020 third quarter. The mine experienced lower grades due to the mine sequence, which was driven by manpower challenges that are being addressed through schedule changes and other means.”

Mr. Baker continued, “Hecla is the United States’ largest silver miner producing 40% of all the silver mined in the U.S. With this quarter’s performance, we are not only the largest but also demonstrate the strength of our operations in this lower silver price environment with approximately $10 million added to our cash balance, despite the semi-annual interest payment made this quarter and some one-time cash transactions. Since the beginning of 2019, we’ve added over $160 million of cash to our balance sheet while returning approximately $30 million to common shareholders in the form of dividend payments, in addition to increasing our investment in operations and exploration.”

Greens Creek

At the Greens Creek Mine, 1.8 million ounces of silver and 9,735 ounces of gold were produced. The decrease in silver production compared to the third quarter of 2020, the 5th highest quarterly production in the mine’s history, was primarily due to mining lower grades in more easily accessible areas. The higher-grade material which is deeper will be mined in the future. The mill operated at an average of 2,295 tons per day (tpd).

(1)	See cautionary statement regarding estimated results and forward-looking statements at the end of this release
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the third quarter as follows: $24.36 for Ag, $1,789 for Au, $1.06 for Pb, and $1.36 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Casa Berardi

At the Casa Berardi Mine, 29,722 ounces of gold were produced. The increase in gold ounces compared to the third quarter of 2020 was due to higher mill throughput and recovery as the mill optimization investments deliver results, partially offset by lower grades. The mill operated at an average of 4,328 tpd.

Lucky Friday

At the Lucky Friday Mine, 831,533 ounces of silver were produced in the quarter, an increase of 31% compared to the third quarter of 2020 when the mine was still not at full production. The mill operated at an average of 850 tpd.

Nevada Operations

At the Nevada operations, 2,750 ounces of gold were produced from approximately 12,000 tons of previously stockpiled refractory material processed at a third-party autoclave facility. Production from approximately 2,200 tons of previously stockpiled material processed at the third-party facility remains at quarter end. Hollister’s exploration drift to drill the Hatter Graben and surface drilling at Midas are ongoing.

PRODUCTION SUMMARY

	Third Quarter Ended			Nine Months Ended
	Sept 30, 2021	Sept 30, 2020		Sept 30, 2021	Sept 30, 2020
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver (oz)	2,676,086	3,541,371	(24)%	9,660,313	10,190,621	(5)%
Gold (oz)	42,206	41,174	3%	153,349	159,948	(4)%
Lead (tons)	9,904	9,750	2%	32,148	24,620	31%
Zinc (tons)	15,545	17,997	(14)%	48,863	48,699	- -
Greens Creek – Silver (oz)	1,837,271	2,634,436	(30)%	6,980,588	8,164,062	(14)%
Greens Creek – Gold (oz)	9,735	12,838	(24)%	35,860	38,215	(6)%
Lucky Friday – Silver (oz)	831,533	636,389	31%	2,608,726	1,201,674	117%
San Sebastian – Silver (oz)	-0-	266,691	N/A	-0-	772,158	N/A
San Sebastian – Gold (oz)	-0-	1,931	N/A	-0-	6,064	N/A
Casa Berardi – Gold (oz)	29,722	26,405	13%	97,244	83,913	16%
Nevada Operations – Silver (oz) [1]	270	-0-	N/A	45,395	37,443	21%
Nevada Operations – Gold (oz) [1]	2,750	-0-	N/A	20,245	31,756	(36)%

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimated Result and Forward-Looking Statements

All measures of the Company's third quarter 2021 operating and financial results and conditions contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported third quarter 2021 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, that we will be able to address lower grades and mine sequencing issues at Greens Creek through schedule changes and other means, we will mine higher-grade material which is deeper at Greens Creek in the future and approximately 2,200 tons of refractory material from Nevada remains to be processed at a third-party facility. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Russell Lawlar

Sr. Vice President – CFO and Treasurer

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

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